Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (this “Amendment”), dated as of May 12, 2017, between Solitron Devices, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as Rights Agent (the “Rights Agent”), amends the Rights Agreement, dated as of May 29, 2012, between the Company and the Rights Agent (the “Rights Agreement”); all capitalized terms not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

WHEREAS, the Board of Directors of the Company has determined that it is desirable to amend the Rights Agreement as set forth herein;

WHEREAS, subject to certain limited exceptions, Section 27 of the Rights Agreement provides that the Company may in its sole and absolute discretion (and the Rights Agent shall if the Company so directs) amend the Rights Agreement without the approval of any holders of the Rights;

WHEREAS, this Amendment is permitted by Section 27 of the Rights Agreement; and

WHEREAS, pursuant to Section 27, the Company hereby directs that the Rights Agreement shall be amended as set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

Section 1.  Amendment to Section 1(o). Section 1(o) of the Rights Agreement is hereby amended to read in its entirety as follows:

“(o) “Final Expiration Date” shall mean the Close of Business on May 12, 2017.”

Section 2.  Addition of New Section 35. The Rights Agreement is amended by adding a new Section 35 thereof which shall read as follows:

“Section 35. Termination. Notwithstanding any provision of this Agreement to the contrary, except for those provisions herein that expressly survive the termination of this Agreement, this Agreement shall terminate and shall have no further force or effect as of May 12, 2017 and all Rights established hereunder shall automatically expire at such time.”

Section 3.  Effective Date; Certification. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. The officer of the Company executing this Amendment hereby certifies to the Rights Agent that the amendment to the Rights Agreement set forth in this Amendment is in compliance with Section 27 of the Rights Agreement and the certification contained in this Section 3 shall constitute the certification required by Section 27 of the Rights Agreement.

Section 4.  Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by, and construed in accordance with, the laws of such State applicable to contracts made and to be performed entirely within such State; provided, however, that all provisions regarding the rights, obligations, duties and liabilities of the Rights Agent hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

Section 5.  Severability. The terms, provisions, covenants or restrictions of this Amendment shall be deemed severable and the invalidity or unenforceability of any term, provision, covenant or restriction shall not affect the validity or enforceability of any other term, provision, covenant or restriction hereof.  If any term, provision, covenant or restriction of this Amendment, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable term, provision, covenant or restriction shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable term, provision, covenant or restriction and (b) the remainder of this Amendment and the application of such term, provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such term, provision, covenant or restriction, or the application thereof, in any other jurisdiction; provided further, that if any such excluded term, provision, covenant or restriction shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

Section 6.  Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile, PDF or similar method) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 7.  No Modification. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Section 8.  Headings. The headings of the sections of this Amendment have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

SOLITRON DEVICES, INC.

By:	/s/ Tim Eriksen
Name:	Tim Eriksen
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY,
as Rights Agent

By:	/s/ Henry Farrell
Name:	Henry Farrell
Title:	Vice President and Account Administrator

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